This business combination involves the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damage arising from the translation.

Securities Code: 3265

March 2, 2012

To our shareholders:

2-5-13 Nihonbashi, Chuo-ku, Tokyo, Japan

Hulic Co., Ltd.

President and Representative Director Saburo Nishiura

Notice of Convocation of the 72nd General Meeting of Shareholders

On behalf of the Hulic Co., Ltd. (the “Company”), we extend our deepest gratitude for your continued support and patronage.
　The Company hereby provides you with notice of the 72nd General Meeting of Shareholders (the “Meeting”) to be held on the date set forth below, and requests your participation.
　Should you be unable to attend on the day of the Meeting, you are still entitled to vote on the resolutions deliberated at the Meeting using the attached Voting Form. After carefully reading all of the attached reference materials for shareholders, please use the enclosed envelope to send to the Company by mail your approval or rejection of the Meeting proposals. Please ensure that your vote is delivered to the Company by 5:15 P.M. on Thursday, March 22, 2012.

Hulic Co., Ltd.

1.	Date	Friday, March 23, 2012, 10:00 A.M.

2.	Location	6-14-10 Ginza, Chuo-ku, Tokyo, Japan

Courtyard Marriott Ginza Tobu Hotel, 2F, “Sakura” Conference Room

(Please refer to the map of the meeting location at the end of this convocation.)

3.	Objectives

	Reporting Items	1. 72nd Report on Business Results (for the period from January 1, 2011 until December 31, 2011), Consolidated Financial Statements and Auditors’ Report on Consolidated Financial Statements

2. 72nd Report on Financial Statements (for the period from January 1, 2011 until December 31, 2011)

Resolution Items

	Item 1	Distribution of Surplus Funds

	Item 2	Approval of the Merger Agreement between the Company and Shoei Co., Ltd.

	Item 3	Partial Amendments to the Charter

	Item 4	Appointment of 8 Directors

	Item 5	Appointment of 4 Auditors

	Item 6	Appointment of 2 Substitute Auditors

	Item 7	Revisions to Director and Auditor Compensation

4. Matters Related to Voting

(1)	Should neither approval nor rejection be indicated in any Item on your Voting Form, we will treat it as a vote of approval.

(2)
If you will be inconsistently exercising your entire voting rights, please provide written notice of such intent and reasons for such voting to the Company at least 3 days prior to the Shareholders’ Meeting.

End

Please submit the enclosed Voting Form at the reception desk if you will be attending  the Meeting.

Should there be revisions to these shareholder meeting reference materials, Report on Business Results, and Unconsolidated and Consolidated Financial Statements, they will be uploaded to the Company’s webpage (address: http://www.hulic.co.jp).

Reference Materials for Shareholder Meeting

Item 1　Distribution of Surplus Funds

　With respect to the distribution of surplus funds, the Company proposes the following:

　Items related to year-end dividend

　With respect to the 72nd year-end dividend, the Company proposes the following in light of its business performance for this fiscal year and considerations for future development of its business.

(1) Form of Dividend
　Cash

(2) Dividend per share and aggregate amount of dividend

　The Company would like to set the dividend at 6 yen per share of the Company’s common stock.　This will result in the aggregate amount of dividend to be 1,029,874,308 yen.

　As the Company paid a midterm dividend of 5 yen per share of the Company’s common stock, the total annual dividend for this fiscal year shall be 11 yen per share of the Company’s common stock (an increase of 2 yen in comparison with the previous fiscal year).

(3) Distribution date of dividends from surplus funds

　The Company would like to set the distribution date to be  March 26, 2012.

Item 2 Approval of the Merger Agreement between the Company and Shoei Co., Ltd.

　      At the meetings of the Board of Directors of both the Company and Shoei Co., Ltd. (hereafter, “Shoei”, and together, “Both Companies”) held on February 2, 2012, Both Companies resolved to enter into, and entered into, a merger agreement (the “Merger Agreement”) under which the Company and Shoei will merge, with Shoei as the surviving company (the “Merger”).

As such, the Company asks for your approval of the Merger Agreement.
　　The effective date of the Merger (the “Effective Date”) is planned to fall on July 1, 2012, and with the approval of this Item, the common stock of the Company is scheduled to be delisted from the Tokyo Stock Exchange on June 27, 2012 (final trading day on June 26, 2012), in accordance with its delisting provisions.

1. Reasons for the merger

Under the basic principle of “creating a society filled with safety and trust,” the Company is aiming to contribute to society through the real estate leasing business and to stay a step ahead of the competition through continuous innovative changes.

Shoei is also continuously making efforts to innovate in order to contribute to society by providing secure, comfortable and environment-friendly real estate.

When we look at the Japanese economy, it is still suffering from the effect of credit uncertainty in Europe that was caused from the global economic downturn starting with the financial crisis.  In addition, when we look at the future, as decline in the working population and other factors lead to a weakening of the foundation of economic development, the domestic real estate business, which relies on domestic demand, warrants no optimism.

Under such circumstance, we believe that Both Companies can integrate their respective management resources, create a strong leasing property portfolio under more efficient management, strengthen operations and improve competitiveness in order to increase growth.

Specifically, the Company has a portfolio of properties mainly focused on office space in attractive locations centered in Tokyo.  In recent years, by sequentially-rebuilding such property based on creditworthiness and development know-how as well as strong finances, the Company has expanded its business by expanding leasable space and improving the level of rent.  However, the Company has been looking for an investment opportunity because it recognizes that it needs to expand its stable portfolio for further growth.

Shoei obtains stable income from rent of its diversified portfolio consisting of office buildings in the central metropolitan area of Tokyo, including the Chiyoda-ward, business hotels, retail facilities and warehouses. However, (1) Shoei’s stand-alone portfolio lacks sufficient size to support self-sustained cash-flow growth; (2) as a result of having to adjust forecasts twice during the year ended December 31, 2011 due to impairment of assets, Shoei recorded a net loss of ¥9.7 billion for the financial year ended December 31, 2011 as its business remains in difficult conditions; and (3) as a result of recognizing such impairment losses, Shoei’s consolidated net assets (excluding valuation adjustments in other marketable securities) as of December 31, 2011 were ¥21.9 billion (which is 68% of the prior year) and it was in breach of a financial covenant associated with its loan agreement (excerpt:  “[M]aintain net assets as accounted for on the consolidated balance sheets of Shoei as of June 30 and December 31 of each year, but excluding the value of valuation adjustments in other marketable securities, at a level that is at least 75% of net assets, respectively, as of June 30 and December 31 of the previous year and in any case at no less than ¥28.8 billion”).

In light of this situation, Shoei concluded that Shoei’s ability to remain independent will become questionable if it cannot obtain support from financial institutions, and that it is imperative for Shoei to seek to strengthen its operational and financial foundations by taking drastic measures, including a corporate reorganization.  As a result Shoei concluded that a merger with the Company, whose operational and financial foundations are stable, was the best measure to overcome its current dire situation.

　The merger will promptly stabilize Shoei’s financial foundation and help Both Companies to strengthen the real estate portfolio by utilizing each others’ strengths, as well as create a portfolio that has both scale and diversity and will ensure a stable source of profits.  In addition, we believe the combined company will be able to operate a portfolio that balances earnings power and strong finances in order to continuously increase corporate value by selling or replacing properties as necessary.  Such expansion and stability of portfolio will reduce the financial impact of rebuilding properties, and will make it possible to seek further growth by utilizing the Company’s know-how in future development projects that look to increase value.  Also, because the main business of Both Companies is property leasing, we believe that the combined company will be able to reduce cost and realize further efficiency in business operations by integrating administrative work.

1.      Contents of the Merger Agreement

The following are the contents of the Merger Agreement entered into by the Company and Shoei on February 2, 2012.

Merger Agreement (Copy)

In connection with the merger between Hulic Co., Ltd. and Shoei Co., Ltd., Both Companies enter into the Merger Agreement whose contents are as follows.

Article 1 (Merger Method)

Hulic and Shoei shall merge with Shoei as the surviving company and Hulic as the non-surviving company.

Article 2 (Name and Head Office of the Parties to the Merger and the Name and Head Office of the Surviving Company Following the Merger)

1.	The names and head offices of the companies involved in the Merger are as follows:

a.	Surviving Company
Company Name:  Shoei Co., Ltd.
Head Office:  1-2-1 Kanda-Nishikicho, Chiyoda-ku, Tokyo, Japan

b.	Non-surviving Company
Company Name:  Hulic Co., Ltd.
Head Office:  2-5-13 Nihonbashi, Chuo-ku, Tokyo, Japan

2.	The name and head office of the surviving company after the Merger is as follows:

Company Name:  Hulic Co., Ltd.
Head Office:  2-5-13 Nihonbashi, Chuo-ku, Tokyo, Japan

Article 3 (Items Related to the Number of Shares Allotted and the Merger Ratio in the Merger)

1.
For each share of Hulic common stock (excluding shares demanded to be purchased in accordance with Article 785 of the Companies Act) held by shareholders of Hulic’s common stock (excluding Shoei and Hulic) listed on the final shareholder register on the day preceding the Effective Date (as defined in Article 6 below) of the Merger, Shoei will exchange 3 shares of common stock of Shoei.

2.
If an event that is reasonably thought to have material impact on the Merger occurs or comes to light after entering into the Merger Agreement, both Hulic and Shoei may, after discussion, revise the Merger Ratio prescribed in the preceding clause (1).

Article 4 (Items Related to the Number and Details of Stock Warrants Exchanged in Conjunction with the Merger and the Ratio of Exchange)

1.
For each unit of stock warrant issued by Hulic (excluding warrants demanded to be purchased in accordance with Article 785 of the Companies Act) held by unitholders (excluding Shoei and Hulic) listed on the final stock warrant register on the day preceding the Effective Date of the Merger, Shoei will exchange one unit of Shoei Stock Warrants (as described in the appendix).

2.
If an event that is reasonably thought to have material impact on the Merger occurs or comes to light after entering into the Merger Agreement, both Hulic and Shoei may, after discussion,  revise the exchange ratio prescribed in the preceding clause (1).

Article 5 (Items Related to the Amount of Capital and Capital Reserves)

1.	The amount of increase of Shoei’s capital and capital reserves in conjunction with the Merger are as follows:

a.	Capital: 0 yen

b.	Capital Reserves: 0 yen

c.	Reserve Profits: 0 yen

d.	Other Surplus Capital: To be determined in accordance with Corporate Accounting Rules

e.	Other Surplus Reserve Profits: 0 yen

2.	Both Hulic and Shoei may, after discussion, revise amounts prescribed in the preceding clause (1) if there is a need for a revision during the Merger procedure or for other reasons.

Article 6 (Effective Date of the Merger)

1.	The Merger shall become effective on July 1, 2012 (such date, including as amended pursuant to the subsequent clause, the “Effective Date”).

2.	Both Hulic and Shoei may, after discussion, revise the Effective Date prescribed in the preceding clause (1) if there is a need for a revision during the Merger procedure or for other reasons.

Article 7 (Management of Company Finances)

Both Hulic and Shoei shall, until the Effective Date, conduct their respective businesses and manage and utilize all assets with the care expected of a good manager, and discuss before implementing actions that would cause a material impact on corporate finances as well as rights and obligations, and implement the actions after reaching an agreement.

Article 8 (Amendments to the Merger Agreement and Cancellation)

Both Hulic and Shoei may amend the terms of the Merger Agreement after discussing between the Two Companies and reaching a consensus or cancel the Merger Agreement until the day prior to the Effective Date if there occurs due to force majeure or other reasons a material adverse effect on, or a critical defect is discovered in, the assets or operations of either Hulic or Shoei.

Article 9 (Effectiveness of the Merger Agreement)

This Merger Agreement shall become void for any of the following reasons:

a.
If in connection with the prior notice submitted to the Fair Trade Commission in connection with the Merger in accordance with laws related to private antitrust and fair trade (Act No. 54, April 14, 1947, including subsequent amendments), it becomes objectively clear that the waiting period will not expire prior to the Effective Date.

b.
If in the course of the consummating the Merger, it becomes objectively clear that approval of the Merger at the General Meeting of Shareholders of Hulic or Shoei cannot be obtained or other necessary legal procedures cannot be completed prior to the Effective Date.

Article 10 (Deliberation Matters)

Other matters provided for in this Merger Agreement, or necessary items in conjunction with the Merger shall, in accordance with the intent of the Merger, be decided upon after deliberations between Both Companies.

(Blank space below)

Two (2) copies of this Merger Agreement shall be created in order to verify the above Articles, and after being signed by both Hulic and Shoei, one (1) copy shall be preserved by each party.

February 2, 2012

Hulic:	2-5-13 Nihonbashi, Chuo-ku, Tokyo, Japan
Hulic Co., Ltd.
President and Representative Director: Saburo Nishiura

Shoei:	1-2-1 Kanda-Nishikicho, Chiyoda-ku, Tokyo, Japan
Shoei Co., Ltd.
President and Chief Executive Officer: Masao Fujioka

(Appendix to Merger Agreement)

Outline of Shoei’s Stock Warrants to be Exchanged with
Existing Warrant Holders of the Company

With respect to the holders of the Company’s stock warrants listed on the final stock warrant register on the day preceding the effective date of the merger, each single stock warrant of the Company shall be exchanged for one stock warrant to be issued by Shoei.

1.     Title of the Stock Warrants

The stock warrants shall be labeled the “14th Series of Stock Warrants of Hulic Co., Ltd.”

2.     Number and Type of Stock Reserved for Stock Warrants

300 shares of common stock of Shoei shall be reserved for issuance upon exercise of each unit of stock warrant.

In the event that there is a split or a reverse stock split with respect to shares of common stock of Shoei, the number of shares of common stock reserved for issuance upon exercise of each unit of stock warrant shall be adjusted using the following formula as of the effective date of such split or reverse stock split.  However, the adjustment shall be made only to shares reserved for unexercised stock warrants and any fractional shares resulting from the adjustment shall be discarded.

Number of Shares After Adjustment	=	Number of Shares Before Adjustment	X	Stock Split or Reverse Stock Split Ratio

3.     Value of Assets to be Contributed upon Exercise of Stock Warrants

The asset to be contributed upon an exercise of a warrant shall be cash and the amount of funds contributed shall be the amount of payment for each share of common stock received upon the exercise of the stock warrant (the “Exercise Price”) multiplied by the number of shares allocated by the exercise of such stock warrant.

The Exercise Price shall be 316 yen.

If, after the issuance of stock warrants, shares of common stock are issued below market price (excluding issuance pursuant to exercise of stock warrants) or treasury shares (limited to common stock) are canceled, the Exercise Price shall be adjusted using the following formula, with any amounts less than 1 yen after adjustment rounded up.

Exercise Price After Adjustment	=	Exercise Price Before Adjustment	x	Number of Issued Shares of Common Stock	+ Number of Newly Issued Shares of Common Stock	×	Amount of Payment per Share
Price Per Share
				Number of Issued Shares of Common Stock	+	Number of Newly Issues Shares of Common Stock

The number of “Issued Shares of Common Stock” is the number of treasury shares held by Shoei subtracted from the total number of shares of common stock already issued.  In addition, when treasury shares are canceled, “Number of Newly Issued Shares of Common Stock” shall become “Number of Canceled Treasury Shares”.

In addition, if there is a split or a reverse stock split with respect to shares of common stock of Shoei after the issuance of stock warrants, the Exercise Price shall be adjusted using the following formula, with any amounts less than 1 yen after adjustment rounded up:

Exercise Price After Adjustment	=	Exercise Price Before Adjustment	X	1
Stock Split or Reverse Stock Split Ratio

4.      Exercisable Period of Stock Warrants

Stock warrants are exercisable from July 1, 2012 until April 24, 2017.

5.      Matters Concerning Increases to Capital and Capital Reserves if Shares are Issued upon Exercise of Stock Warrants

a.
The amount of increase in capital in the event that shares are issued due to the exercise of stock warrants is equal to one-half of the maximum increase in capital amount permitted as calculated in accordance with Article 40 Paragraph 1 of the Corporate Accounting Rules, with amounts less than one yen after calculation rounded up.

b.
The amount of increase in capital reserves in the event that shares are issued due to the exercise of stock warrants is the difference between the maximum capital amount described in a. above and the amount of capital increase described in a. above.

6.      Restrictions on the Transfer of Stock Warrants

The acquisition of stock warrants through a transfer requires the approval of the Board of Directors of Shoei.

7.     Conditions for Exercise of Stock Warrants

1.	Stock warrants must be exercised in whole.

2.
Those who obtain stock warrants (“Stock Warrant Holder”) must also be a director, auditor or employee of Shoei or its affiliates at the time of the exercise of the warrant.  However, Stock Warrant Holders may exercise the right within a year of leaving the position following the completion of the term, retirement upon reaching the retirement age, and other justifiable grounds approved by the Board of Directors of Shoei.

3.	Stock Warrant Holders may not exercise their right if they have violated laws or other rules, such as those of Shoei.

4.
Only one legal heir (“Heir”) may exercise the right of the Stock Warrant Holder if the Stock Warrant Holder has deceased.  If an Heir has begun inheritance proceedings, such Heir cannot inherit the stock warrant.

8.     Conditions for Shoei’s Acquisition of Stock Warrants

1.
If a merger agreement making Shoei the non surviving entity is approved or resolutions regarding share exchange agreement pursuant to which Shoei becomes a wholly owned subsidiary of another company and transfer of shares are approved at a shareholders meeting, Shoei may acquire the stock warrants without any consideration on the date set by the Board of Directors or by the president if so empowered by the Board of Directors.

2.
Shoei may acquire stock warrants without any consideration on the date set by the Board of Directors or president if so empowered by the Board of Directors if Stock Warrant Holders cannot exercise the right because they are no longer able to satisfy conditions set forth in 7(2) to (4) above.

9.     Necessity of Cash Payment in Exchange for Stock Warrants

Stock warrants shall not require cash payment in exchange.

10.   Treatment of Fractional Shares

In the event that fractional shares constituting less than one share are allocated pursuant to exercise of a stock warrant, such fractional shares shall be discarded.

11.   Location of Payment Upon Exercise of Stock Warrants

Mizuho Bank, Tokyo Chuo Branch (or a successor bank or department carrying on the operations of such successor bank).

End

3.    Outline of Details Under Article 182, Paragraph 1 (Excluding Items 5 and 6) of the Enforcement Regulations of the Companies Act

1.	Items related to suitability of merger consideration

i.	Items related to suitability of merger consideration and allotment ratio

a.	Details of merger consideration and allotment ratio

With respect to the Company’s shareholders recorded or registered on the final stock register on the day preceding the effective date of the merger (excluding however, shares held by Shoei and the Company), Shoei will, as set forth below, exchange 3 shares of the common stock of Shoei for each share of the Company’s common stock (excluding however, shares demanded to be purchased in accordance with Article 785 of the Companies Act), assuming that no material change to the assets and business of the Company and Shoei has taken place.

	Hulic (Company to be Absorbed)	Shoei (Surviving company)
Details of Allotment in the Merger (Merger Ratio)	3	1

(Note 1)
No shares will be allotted for shares of the Company’s common stock held by Shoei (7,000,000 shares of common stock as of December 31, 2011) and treasury stock held by the Company (82 shares of common stock as of December 31, 2011) as of the effective date of the Merger.

(Note 2)	Number of shares of Shoei’s common stock to be transferred as a result of the Merger: 493,937,154 shares of common stock (anticipated).

The number of shares to be transferred pursuant to the Merger may be adjusted due to changes in the number of treasury shares held by the Company or exercise of stock warrants with respect to the Company’s common stock.

(Note 3)
The above Merger Ratio (the “Merger Ratio”) is subject to change upon mutual consultation between the Company and Shoei in the event that a material change occurs to factors on which the analyses of the Merger Ratio were based.

b.	Basis of Analyses

In order to ensure the fairness and validity of the analysis of the Merger Ratio in the Merger, the Company retained Mizuho Securities Co., Ltd. (“Mizuho Securities”) and Shoei retained Merrill Lynch Japan Securities (“BofA Merrill Lynch”) to conduct independent third-party financial analyses of the Merger Ratio.

The Company received from Mizuho the calculation of the Merger Ratio in connection with the entry into the Basic Merger Agreement of December 20, 2011.  The summary of the result of such Merger Ratio calculation is as follows.

Mizuho Securities used the market price analysis because trading market prices exist for common stocks of both Shoei and the Company.  It also adopted the discounted cashflow (“DCF”) analysis with respect to both the Company and Shoei in calculating the Merger Ratio.  The results derived from each method of analysis are as follows.  The following ranges of the Merger Ratio represent ranges of the number of shares of common stock of Shoei to be allotted for one share of common stock of the Company.

Methodology	Range of the Merger Ratio
Market price analysis	1.48 ~ 1.52
DCF analysis	2.59 ~ 4.57

The market price analysis employed a valuation date of December 19, 2011 and used in the analysis (i) the closing prices of stock of both Companies on the Tokyo Stock Exchange on the valuation date; (ii) the average closing prices for the one week period immediately preceding such valuation date, (iii) the average closing prices for the one month period immediately preceding such valuation date and (iv) the average closing prices for the three month period immediately preceding the valuation date.

In calculating the Merger Ratio, Mizuho Securities made various assumptions, including that information received from Both Companies and other publicly available information are accurate and complete and that there was no information undisclosed to Mizuho Securities that could have a material impact on the analysis of the Merger Ratio.  Mizuho Securities also did not conduct any independent evaluation and assessment of the assets and liabilities of each company and it assumed that the financial projections of Both Companies were reasonably prepared and made based on the best forecasts and judgment of both companies.

BofA Merrill Lynch analyzed the per share value of each of Shoei and the Company and the Merger Ratio based on such per share value by conducting a market price analysis, which took into consideration the trends of each company’s market share prices, as well as a DCF analysis, which took into consideration the financial results, forecasts and other aspects of each company.  The Board of Directors of Shoei received from BofA Merrill Lynch the results of such analyses as of December 20, 2011, in connection with the execution of the Basic Merger Agreement, but requested that BofA Merrill Lynch perform such analyses again for the execution of the Merger Agreement.  The Board of Directors of Shoei received the results of the second analyses as of February 2, 2012.  (Additionally, the Board of Directors of Shoei obtained from BofA Merrill Lynch an opinion dated February 2, 2012 stating that under certain assumptions and conditions, the Merger Ratio is fair to Shoei from a financial point of view (i.e., a fairness opinion).

The Board of Directors of Shoei also received, in connection with the results of the analyses as of February 2, 2012 as well as the fairness opinion, supplemental explanations about the conditions and assumptions regarding such analyses.  Please refer to the Notes at the end of this proposal Item for further details.)

The market price analysis was based on the closing price of stock of each company on December 19, 2011 (the “Reference Date”) and the closing prices of stock of each company for the period from November 30, 2011 (i.e., the business day following the date on which Shoei released the “Announcement regarding impairment losses on real estate investment securities, fixed assets and investment securities, and revisions to the full-year earnings forecasts” dated November 29, 2011) up to the Reference Date and for the period from September 16, 2011 (i.e., the business day following the date on which Shoei released the “Announcement regarding impairment loss, gain on the sale of investment securities, and revisions to earnings and dividend forecasts for the entire fiscal year” dated September 15, 2011) up to the Reference Date.

The primary methods of analysis applied to the per share value of stock of each of Shoei and the Company and the ranges of the Merger Ratio resulting from each of the methods are set forth in the table below.  (The following ranges of the Merger Ratio represent ranges of the number of shares of common stock of Shoei to be allotted for one share of common stock of the Company)

Methodology	Range of the Merger Ratio
Market price analysis	1.46 ~ 1.53
DCF analysis	2.61 ~ 5.54

In providing its fairness opinion and in conducting the underlying per share value analysis, BofA Merrill Lynch has assumed and relied upon, without independent verification, the accuracy and completeness of financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Merrill Lynch.  With respect to certain forecasts relating to the Company prepared by the management of the Company (the “Hulic Forecasts”), BofA Merrill Lynch has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company.  With respect to certain financial forecasts relating to the Company provided by the management of Shoei to BofA Merrill Lynch (the “Shoei-Hulic Forecasts”) and certain financial forecasts relating to Shoei provided by the management of Shoei to BofA Merrill Lynch, BofA Merrill Lynch has assumed, at the direction of Shoei, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Shoei as to the future financial performance of the Company and Shoei as applicable, and BofA Merrill Lynch has relied, at the direction of Shoei, on the Shoei-Hulic Forecasts for purposes of the analysis based on the assessments of the management of Shoei as to the relative likelihood of achieving the future financial results reflected in the Hulic Forecasts and the Shoei-Hulic Forecasts.  The fairness opinion and analysis conducted by BofA Merrill Lynch are necessarily based on the financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date thereof.

The credit, financial and stock markets have been experiencing unusual volatility and BofA Merrill Lynch expresses no opinion or view as to any potential effects of such volatility on Shoei, the Company or the Merger.  It should be understood that subsequent developments may affect the fairness opinion or analysis, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm the fairness opinion or analysis.

It is understood that the analysis and fairness opinion produced by BofA Merrill Lynch are for the benefit and use of the Board of Directors of Shoei (in its capacity as such) in connection with and for purposes of its evaluation of the Merger and may not be relied upon or used for any purpose or by any party other than the foregoing.  Further, BofA Merrill Lynch does not express any opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

BofA Merrill Lynch has acted as financial advisor to Shoei in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Merger.

Further, Mizuho Securities has received from the Company and BofA Merrill Lynch has received from Shoei financial forecasts as to the Company and Shoei and each conducted their respective DCF analyses based on such forecasts.  With respect to the respective financial forecasts as to the Company provided to Mizuho Securities and BofA Merrill Lynch, substantial fluctuations in net income for certain fiscal years were forecasted due to an anticipated loss resulting from rebuilding real estate properties held by the Company and other factors.  In particular, since the number of real estate properties scheduled to be rebuilt by the Company for the fiscal year ending December 31, 2014 is small, a substantial increase in net income was forecasted as compared with net income for the corresponding previous fiscal year.

In addition, with respect to the financial forecasts as to Shoei provided to Mizuho Securities and BofA Merrill Lynch by each of Shoei and the Company, substantial fluctuations in net income for certain fiscal years were forecasted due to a sale or other transaction involving securities or real estate held by Shoei.  In particular, for each of the fiscal year ending December 31, 2012 and the fiscal year ending December 31, 2015, net income as compared with net income for the corresponding previous fiscal year was forecasted to increase substantially and, for each of the fiscal year ending December 31, 2013 and the fiscal year ending December 31, 2016, net income as compared with net income for the corresponding previous fiscal year was forecasted to decrease substantially.

Neither Mizuho Securities nor BofA Merrill Lynch has independently verified the accuracy, appropriateness or feasibility of the financial forecasts of either the Company or Shoei.

c.         Background of Analyses

The Company considered the results of the analyses of the Merger Ratio performed by Mizuho Securities and Shoei considered the results of the analyses of the Merger Ratio performed by BofA Merrill Lynch as of December 20, 2011 and each company comprehensively considered such other important factors as the financial and asset conditions of each company, forecasts of operations and share price movements.  After careful discussions and negotiations, the Company and Shoei agreed on the Merger Ratio and approved the basic terms of the Merger at their respective meetings of the Board of Directors held on December 20, 2011.

Thereafter, both the Company and Shoei finalized their approval to set the Merger Ratio agreed upon in the Basic Merger Agreement after discussions by both Companies.  The Company based its final approval on the determination that there were no material changes to the conditions that were the basis for the calculation of the Merger Ratio as well as the entry into the Basic Merger Agreement of December 20, 2011 and Shoei based its final approval on its comprehensive consideration of, among others, each company’s state of finances and assets, future business and operating projections and movement in prices of shares of each company’s stock as well as the results of the analyses of the Merger Ratio performed by BofA Merrill Lynch as of February 2, 2012.

d.         Relationship with the Financial Advisors

Neither Mizuho Securities, the financial advisor to the Company, nor BofA Merrill Lynch, the financial advisor to Shoei, is a related party of either the Company or Shoei, or has a material relationship which should be disclosed with regards to the Merger.

ii.	Suitability of Amount of Increase of Shoe’s Capital and Capital Reserves in Conjunction with the Merger

The amount of increase of Shoei’s capital and capital reserves in conjunction with the Merger are as follows:

a.	Capital: 0 yen

b.	Capital Reserves: 0 yen

c.	Other Surplus Capital: Amount of fluctuation in shareholder capital under Article 35, Paragraph 1 of the Corporate Accounting Rules

d.	Reserve Profits: 0 yen

e.	Other Surplus Reserve Profits: 0 yen

We have determined that the above capital and capital reserve figures are suitable to realize expeditious and flexible capital policy for Shoei after the Merger while accounting for the Corporate Accounting Rules as well as Generally Accepted Accounting Principles.

iii. Reason for the Selection of Shoei’s Stock as the Merger Consideration

The Company and Shoei have considered that the trading opportunity for the common stock of Shoei is secured because it is listed on the First Section of the Tokyo Stock Exchange, that the shareholders of the Company will benefit from the synergy from the Merger, and the capital policy of Shoei (the surviving company following the Merger) after the Merger in selecting Shoei’s stock as the merger consideration.

iv. Actions Taken to Prevent Harm to the Company’s Shareholder Value

　 As stated in “i. Items related to suitability of merger consideration and allotment ratio”, in order to ensure the fairness and validity of the analysis of the Merger Ratio in the Merger, the Company retained Mizuho Securities and Shoei retained BofA Merrill Lynch to conduct independent third-party financial analyses of the Merger Ratio.

As stated above, the Company, in order to ensure the fairness of the Merger Ratio in the Merger, received from Mizuho Securities the analysis of the Merger Ratio. The Company held negotiations and discussions with Shoei while referencing the analysis and advice of Mizuho Securities, and the board of directors at the meeting held on December 20, 2011 resolved to enter  into the Basic Merger Agreement using the Merger Ratio set forth in 1.i.a above, and the Company entered into the Basic Merger Agreement on the same date.  In addition, based on the determination that there were no material changes  to the conditions that were the basis for the analysis of the Merger Ratio as well as the entry into the Basic Merger Agreement of December 20, 2011, the Company held negotiations and discussions with Shoei, and the board of directors at the meeting held on February 2, 2012 resolved to consummate the Merger using the Merger Ratio set forth in 1.i.a above.

　The Company has not obtained from a financial advisor any opinion as to the appropriateness of the Merger Ratio from a financial point of view (i.e., a fairness opinion).

2.  Items to be referenced in connection with the merger consideration

i. Contents of Shoei’s charter

Charter of Shoei Company, Limited
(the “Company” solely for the purposes of description of Shoe’s charter and amendments thereto)

Section 1 General principles

(Name of Company)

Article 1

The name of the Company shall be SHOEI KABUSHIKIGAISHA, and the English name of the Company shall be Shoei Company, Limited.

(Purpose)

Article 2

The purpose of the Company is to operate in the following businesses.

1.	Housing real estate transaction business and other various real estate related businesses

2.	Investment consulting

3.	Acquisition, holding, and disposing of interest in real estate investment trusts

4.	Transactions involving Type II financial instruments as designated by the Financial Instruments and Exchange Law

5.	Warehousing

6.	The security business under the Security Industry Act

7.	The construction industry

8.	Investments in Japanese and overseas companies

9.	The steel construction industry and the industry and machinery installation industry

10.	Holding and managing marketable securities and lending money

11.	Collection, transport, processing, disposal, and recycling industries related to general waste and industrial waste

12.	Various industries related to the above items

(Location of Head Office)

Article 3

The head office of the Company shall be in Chiyoda-ku, Tokyo.

(Method of Public Notice)

Article 4

The Company’s public notices shall be made electronically.  However, if it is not possible to make them electronically due to an unavoidable reason, they shall be made via notice in the Nikkei newspaper.

(Institutional bodies)

Article 5

The Company shall have a board of directors, committee of the board of directors, and an accounting auditor.

Section 2   Shares

(Total Number of issuable shares)

Article 6

The total number of issuable shares of the Company shall be 118,580,000 shares.

(Acquisition of treasury shares)

Article 7

In accordance with Article 165, Paragraph 2 of the Companies Act, the Company may purchase its own shares on the market per Paragraph 1 of Article 165 of the Companies Act pursuant to a resolution of the board of directors.

(Number of shares to a unit)

Article 8

The number of shares to a unit of shares of the Company’s stock shall be 100 shares per one unit.

(Requests for sale of fractional unit)

Article 9

Shareholders owning fractional units in the Company’s shares may request to be sold the number of shares that, when combined with fractional units they already own, would make their fractional units into a whole unit, as stipulated in the regulations for handling of shares.

(Shareholder register administrator)

Article 10

The Company shall have a shareholder register administrator.

2. The shareholder register administrator and the site of administering the register shall be selected by the representative executive officer, who is appointed by the Board of Directors to do so, and shall be announced.

3. The administration of the creation and storage of the Company’s share register, stock acquisition rights register, and other administrative matters related to registers of shares and stock acquisition rights shall be handled by the shareholder register administrator and shall not be handled at the Company.

(Regulations for share transactions)

Article 11

The procedures and commissions related to the Company’s shares shall be as set forth under laws and ordinances and this Charter as well as by the resolution of the Board of Directors or as per the regulations for handing of shares determined by the representative executive officer, who is appointed by the Board of Directors.

(Record date)

Article 12

The shareholders in the Company who can exercise shareholder rights at regular shareholder meetings for a given fiscal year are those who hold voting rights and who are registered in the shareholders register at the end of December 31 for the given year.

2. Separately from the previous clause, upon notice of determination by the representative executive officer who has been appointed by the Board of Directors, the record date may be set as required in order to finalize those who should exercise rights as shareholders or registered share rights holders.

Section 3 Shareholder Meetings

(The time of convening)

Article 13

Regular shareholder meetings are to be convened every year in March, and extraordinary shareholder meetings are to be convened as necessary.

(Items provided and deemed disclosed via the internet, such as shareholder meeting materials)

Article 14

The Company shall be deemed to have provided to shareholders, by means of disclosure through the internet as permitted by ordinances of the Ministry of Justice, shareholder meeting materials, report on business, financial statements, and consolidated financial statements, required to be provided or disclosed in connection with a shareholders meeting.

(Method of decision making)

Article 15

Decisions at shareholder meetings shall be made by a majority of votes of shareholders entitled to vote at the meeting, unless as otherwise required by law or the Charter.

2. Decisions stipulated in the Companies Act Article 309, Item 2, shall be made by two thirds vote of shareholders at a meeting constituting a quorum of shareholders representing one third of voting rights, unless as otherwise required by this Charter.

(Proxy voting)

Article 16

Voting rights of shares in the Company may be assigned to a proxy who is a shareholder in the Company.  There can only be a single proxy.

2. Shareholders or a proxy must submit to the Company documents proving the proxy rights at each shareholder meeting.

(Inconsistent exercise of voting rights)

Article 17

If entire voting rights are not exercised consistently, an application at each shareholder meeting is required.

(Requirements for inconsistent exercise of voting rights)

Article 18

Unless voting rights are received from shares held in trust or are held as custodians for others, entire voting rights may not be exercised inconsistently.

(The right to convene meetings and the chairperson)

Article 19

Shareholder meetings shall be convened by a director selected by the Board of Directors.

2. If the selected director is unavailable for unavoidable reasons, another director shall be selected by the Board of Directors.

3. Shareholder meetings shall be chaired by the representative director.

4. If the representative director is unavailable for unavoidable reasons, chairman shall be selected by the Board of Directors.

(Minutes)

Article 20

Minutes of shareholder meetings, including the time, date and location of the meeting, the matters discussed, and the results thereof, shall be kept in written or electronic form, as stipulated by the Ministry of Justice.

Section 4 Directors and the Board of Directors

(Number of directors)

Article 21

There shall be 10 or fewer directors of the Company.

(Method of electing directors)

Article 22

Directors shall be elected at the meeting of shareholders.

2. Election of directors shall be made by a majority vote of shareholders at a meeting constituting a quorum of shareholders representing one third of voting rights.

3. There shall not be cumulative voting with respect to resolution of election of directors.

(Directorship terms)

Article 23

Directorship terms shall be until the end of the regular shareholder meeting held relating to the final fiscal year that ends within a year after such director’s election.

(Newly added)

(Chairman of the board of directors)

Article 24

One Chairman of the Board of Directors can be selected by a resolution of the Board of Directors.

(People with rights to convene the meeting of the Board of Directors and the chairperson for meetings of the Board of Directors)

Article 25

The Board of Directors shall be convened by the Chairman of the Board, who shall also chair the meeting of the Board of Directors, unless otherwise set forth in laws and ordinances.

2. If the Chairman of the Board is unavailable due to unavoidable reasons, or if a Chairman of the Board is not selected by the Board, another director shall be appointed to fulfill that role by the Board of Directors following a predetermined order.

3. Notwithstanding clause 2 above, directors who are members of each committee stipulated in Article 32, and persons nominated by such committee, may convene a meeting of the Board of Directors.

4. Notwithstanding Items 1 and 2, above, an executive officer may demand that a meeting of the Board of Directors is convened, as set forth in laws and ordinances.

(Procedures for convening meetings of the Board of Directors)

Article 26

Notifications of meetings of the Board of Directors shall be issued two days prior to the day of the meeting.  However, if the situation is an emergency, this period may be shortened.

(Method of making decisions at meetings of the Board of Directors, and other items)

Article 27

Decisions of the Board of Directors shall be made by a majority vote of directors at a meeting constituting a quorum of majority directors entitled to vote.

2. The Company shall deem an expression of agreement by all Directors (limited to those Directors who are entitled to vote on the relevant decision) in writing or electronic form to constitute a resolution at a meeting of the Board of Directors.

(Minutes of meetings of the Board of Directors)

Article 28

Minutes of meetings of the Board of Directors, including the time, date and location of the meeting, the matters discussed, and the results thereof, shall be kept in written or electronic form, as stipulated by the Ministry of Justice.

(Rules of the Board of Directors)

Article 29

Items related to the Board of Directors shall, in addition to those stipulated by law and ordinances and this Charter, be governed by the rules determined by the Board of Directors.

(Director compensation)

Article 30

Director compensation shall be as decided by the Compensation Committee.

(External directors and limited liability agreements)

Article 31

The Company may, per Article 427, Item 1 of the Companies Act, enter into agreements with external directors limiting their liability due to negligence of duties.  However, the amount of limitation under such agreements shall be as prescribed by laws and ordinances.

Section 5 The nominating committee, audit committee, and compensation committee

(Establishment of each committee)

Article 32

The Company shall have a nominating committee, audit committee, and compensation committee.

2. The directors that make up each committee shall be selected by the Board of Directors.

(Method of decision making at each committee)

Article 33

Decisions of each committee shall be made by a majority vote of committee members at a meeting constituting a quorum of majority of committee members.

(Meeting minutes for each committee)

Article 34

Minutes of meetings of the committees, including the time, date and location of the meeting, the matters discussed, and the results thereof, shall be kept in written or electronic form, as stipulated by the Ministry of Justice.

2. Directors may view or make copies of meeting minutes of committees, even if they are not members of a given committee, as stipulated by laws and ordinances.

(Rules for each committee)

Article 35

Items related to each committee shall, in addition to those stipulated by law and ordinances and this Charter, be governed by the rules determined by such committee.

Section 6 Executive Officers

(Executive officer authority)

Article 36

 Executive officers of the Company shall, in accordance with law, the Company’s Charter, and resolutions of the board of directors, decide on matters delegated to them and operate the business of the Company.

(Term of executive officers)

Article 37

The term of executive officers shall be until the end of the first meeting of the board of directors held after the regular shareholder meeting relating to the final fiscal year that ends within a year after such executive officer’s appointment.

2. The board of directors may resolve to terminate the term of an executive officer even during an executive officer’s term.

3. The term of executive officers appointed as substitute executive officers or in order to increase the total number of executive officers shall expire at the time of expiration of other executive officers then-in office.

(Duties of representative officers and specialized officers

Article 38

Executive officers charged with the representation of the Company shall be determined by the resolution of the board of directors.

2. The board of directors may appoint one representative officer and president and several specialized officers.

Section 7 Accounting auditor

(Election of accounting auditor)

Article 39

The accounting auditor shall be elected at a general meeting of shareholders.

(Term of the accounting auditor)

Article 40

The term of the accounting auditor shall be until the end of the regular shareholder meeting relating to the last fiscal year that ends within a year after such accounting auditor’s election.

2. The accounting auditor shall be deemed to be re elected at the relevant regular shareholder meeting unless there is a separate decision taken at the regular shareholder meeting as set forth in the previous clause.

(Accounting auditor compensation)

Article 41

Accounting auditor compensation, etc. shall be set by the representative director with agreement of the Audit Committee.

Section 8   Accounting

(Fiscal year)

Article 42

The Company’s fiscal year shall run from January 01 to December 31 of each year.

(Bodies making decisions on matters such as paying dividends from surplus capital)

Article 43

The Company shall determine matters related to Article 459, Item 1 of the Companies Act, such as the payment of dividends, through a resolution of the Board of Directors unless stipulated otherwise by laws and ordinances.

2. The Company may not determine matters in the previous clause at a shareholder meeting.

(Record date for payment of dividends from surplus funds)

Article 44

The Company may pay dividends out of surplus funds to shareholders and registered share right holders recorded or registered in the latest shareholder register as of December 31 of each year.

2. The Company may pay dividends out of surplus funds to shareholders and registered share right holders recorded or registered in the latest shareholder register as of June 30 of each year.

3. The Company may, separately from clause 2 above, set the date on which to make dividend payments from surplus funds.

(Exclusion period, etc., for payment of dividends out of surplus funds, etc.)

Article 45

If dividends paid out of surplus funds are not accepted within three full years from the payment start date, the Company shall be exempted from the obligation of payment of the dividends.

2. There shall be no interest charged for unpaid surplus funds.

Shoei has resolved to submit proposals regarding partial amendments of its charter, subject to the effectiveness of the Merger, at its general meeting of shareholders to be held on March 23, 2012.  Some of the amendments will be effective at the conclusion of Shoei’s general meeting of shareholders to be held on March 23, 2012 and other amendments will become effective on the date the Merger becomes effective.  Each such proposals are as follows.

Proposed Charter Amendments
(Effective as of the conclusion of the general meeting of shareholders)

Current Charter		Proposed Amendments
Section 1 General principles		Section 1 General principles
Article 1		Article 1
(Omitted)		(No Amendment)
(Purpose)		(Purpose)
Article 2		Article 2
The purpose of the company is to operate in the following businesses.		The purpose of the company is to operate in the following businesses.
1.	Housing real estate transaction business and other various real-estate related businesses	(1)	Owning, trading, and leasing real estate as well as brokerage business related thereto
2.	Investment consulting	(2)	Managing, guarding, and assessing the value of real estate
3.	Acquisition, holding, and disposing of interest in real estate investment trusts	(3)	Sub-contracting advertisement and PR business and selling office machines
4.	Transactions involving Type II financial instruments as designated by the Financial Instruments and Exchange Law	(4)	The insurance brokerage business under the Compensation Insurance Agency and Car Damage Compensation Law
5.	Warehousing	(5)	Business related to finding customers for life insurance
6.	The security business under the Security Industry Act	(6)	Sub-contracting insurance premium collection tasks
7.	The construction industry	(7)	Operating hotels and restaurants
8.	Investments in Japanese and overseas companies	(8)	Operating retail stores such as those selling tobacco, everyday consumables, and books and magazines

9.	The steel construction industry and the industry and machinery installation industry	(9)	Operating dining halls, hair dressers, and garages
10.	Holding and managing marketable securities and lending money	(10)	Owning and trading marketable securities
11.	Collection, transport, processing, disposal, and recycling industries related to general waste and industrial waste	(11)	Lending money secured by real estate and other money lending
12.	Various industries related to the above items	(12)	Construction and sale of residential and retail property
		(13)	Construction and sale of homes
		(14)	Trading and brokerage services related to civil construction materials and other products listed above
		(15)	Recruiting golf club members and sports facility club members and trading and brokering such memberships
		(16)	Subcontracting, planning, designing, managing and consulting for construction works
		(17)	Owning, trading, and brokering beneficial ownership in real estate investment trust (“REIT”)
		(18)
Investing, trading, brokering and managing investments in specific purpose companies (as defined by accounting regulations on the terminology, format, and method of creation of financial statements and other reports) and REITs

		(19)	Subcontracting civil engineering works

	(20)	Managing, guarding, and inspecting ATM installation
	(21)	Transactions involving Type II financial instruments
	(22)	The investment advice and brokerage business
	(23)	Any industry related to all of the preceding items
Article 3	Article 3
(Omitted)	(No Amendment)
(Method of Public Notice)
Article 4	(Deleted)
The Company’s public notices shall be made electronically.  However, if it is not possible to make them electronically due to an unavoidable reason, they shall be made via notice in the Nikkei newspaper.

(Newly added)	(Institutional bodies)

Article 4

The Company shall, in addition to shareholder meetings and directors, have the following institutional bodies:

(1)     A board of directors

(2)     Auditors

(3)     A board of auditors

(4)     An accounting auditor

(Institutional bodies)
Article 5	(Deleted)
The Company shall have a board of directors, committee of the board of directors, and an accounting auditor.
(Newly added)	(Method of Public Notice)
Article 5

The Company’s public notices shall be made electronically.  However, if it is not possible to make them electronically due to an unavoidable reason, they shall be made via a notice in the Nikkei newspaper.

Section 2 - Shares	Section 2 - Shares
Articles 6 - 8	Articles 6 - 8
(Omitted)	(No Amendments)
(Newly added)	(Fractional unit ownership rights)
Article 9 Company’s shareholders may not exercise rights with respect to fractional units of the Company’s shares other than the following:
(1) Rights stipulated in Article 189 Item 2 of the Companies Act.
(2) Rights to make requests based on Article 166 Item 1 of the Companies Act.
(3) Rights to obtain proportional amount of shares for subscription and share acquisition rights for subscription.
(4) Rights to make requests based on the following Article.
(Requests for sale of fractional unit)	(Increase purchases of fractional unit)
Article 9	Article 10
Shareholders owning fractional units in the Company’s shares may request to be sold the number of shares that, when combined with fractional units they already own, would make their fractional units into a whole unit, as stipulated in the regulations for handling of shares.
Shareholders of the Company may request to be sold the number of shares that would make their fractional units into a whole unit, as stipulated in the regulations for handling of shares.
(Shareholder register administrator)	(Shareholder register administrator)
Article 10	Article 11
The company shall have a shareholder register administrator.	The company shall have a shareholder register administrator.
2. The shareholder register administrator and the site of administering the register shall be selected by the representative executive officer, who is appointed by the Board of Directors to do so, and shall be announced.
2. The shareholder register administrator and the site of administering the register shall be determined by the resolution of the Board of Directors.

3. The administration of the creation and storage of the Company’s share register, stock acquisition rights register, and other administrative matters related to registers of shares and stock acquisition rights shall be handled by the shareholder register administrator and shall not be handled at the Company.

3. The administration of the creation and storage of the Company’s share register, stock acquisition rights register, and other administrative matters related to registers of shares and stock acquisition rights shall be handled by the shareholder register administrator and shall not be handled at the Company.

(Regulations for share transactions)	(Regulations for share transactions)
Article 11	Article 12
The procedures and commissions related to the Company’s shares shall be as set forth under laws and ordinances and this Charter as well as by the resolution of the Board of Directors or as per the regulations for handing of shares determined by the representative executive officer, who is appointed by the Board of Directors.

The procedures related to exercising shareholder rights for shares in the Company and other handling and commissions related to shares shall be as set forth under laws and ordinances, this Charter and regulations for handing of shares as determined by the Board of Directors.

(Record date)
Article 12	(Deleted)
The shareholders in the Company who can exercise shareholder rights at regular shareholder meetings for a given fiscal year are those who hold voting rights and who are registered in the shareholders register at the end of December 31 for the given year.
2. Separately from the previous clause, upon notice of determination by the representative executive officer who has been appointed by the Board of Directors, the record date may be set as required in order to finalize those who should exercise rights as shareholders or registered share rights holders.

Section 3 Shareholder Meetings	Section 3 Shareholder Meetings
(The time of convening)	(Convening)
Article 13	Article 13
Regular shareholder meetings are to be convened every year in March, and extraordinary shareholder meetings are to be convened as necessary.	Regular shareholder meetings are to be convened every year in March, and extraordinary shareholder meetings are to be convened as necessary.
(Newly added)	2. Shareholder meetings shall be convened at the Company’s headquarters, at a nearby location, or within Tokyo.

(Record dates for regular shareholder meetings)
(Newly added)	Article 14
The record date for voting rights at the Company’s regular shareholder meetings is December 31 of each year.
(Person convening shareholder meetings and chairperson)
(Newly added)	Article 15
Shareholder meetings shall be convened and chaired by the President.
2. If the President is unavailable for an unavoidable reason, another member of the Board of Directors shall, following a predetermined order, convene and chair the meeting.
(Items provided and deemed disclosed via the internet, such as shareholder meeting materials)	(Items provided and deemed disclosed via the internet, such as shareholder meeting materials)
Article 14	Article 16
The Company shall be deemed to have provided to shareholders, by means of disclosure through the internet as permitted by ordinances of the Ministry of Justice, shareholder meeting materials, report on business, financial statements, and consolidated financial statements, required to be provided or disclosed in connection with a shareholders meeting.

The Company shall be deemed to have provided to shareholders, by means of disclosure through the internet as permitted by ordinances of the Ministry of Justice, shareholder meeting materials, report on business, financial statements, and consolidated financial statements, required to be provided or disclosed in connection with a shareholders meeting.

(Method of decision-making)	(Method of decision-making)
Article 15	Article 17
Decisions at shareholder meetings shall be made by a majority of votes of shareholders entitled to vote at the meeting, unless as otherwise required by law or the Charter.	Decisions at shareholder meetings shall be made by a majority of votes of shareholders entitled to vote at the meeting, unless as otherwise required by law or the Charter.
2. Decisions stipulated in the Companies Act Article 309, Item 2, shall be made by two-thirds vote of shareholders at a meeting constituting a quorum of shareholders representing one-third of voting rights, unless as otherwise required by this Charter.

2. Decisions stipulated in the Companies Act Article 309, Item 2, shall be made by two-thirds vote of shareholders at a meeting constituting a quorum of shareholders representing one-third of voting rights.

(Proxy voting)	(Proxy voting)
Article 16	Article 18
Voting rights of shares in the Company may be assigned to a proxy who is a shareholder in the Company. There can only be a single proxy.	Shareholders may vote through a single proxy who hold voting rights in the Company.
2. Shareholders or a proxy must submit to the Company documents proving the proxy rights at each shareholder meeting.	2. (No Amendment)
(Inconsistent exercise of voting rights)
Article 17	(Deleted)
If entire voting rights are not exercised consistently, an application at each shareholder meeting is required.
(Requirements for inconsistent exercise of voting rights)

Article 18	(Deleted)
Unless voting rights are received from shares held in trust or are held as custodians for others, entire voting rights may not be exercised inconsistently.
(The right to convene meetings and the chairperson)
Article 19	(Deleted)
Shareholder meetings shall be convened by a director selected by the Board of Directors.
2. If the selected director is unavailable for unavoidable reasons, another director shall be selected by the Board of Directors.
3. Shareholder meetings shall be chaired by the representative director.
4. If the representative director is unavailable for unavoidable reasons, chairman shall be selected by the Board of Directors.

(Minutes)
Article 20	(Deleted)
Minutes of shareholder meetings, including the time, date and location of the meeting, the matters discussed, and the results thereof, shall be kept in written or electronic form, as stipulated by the Ministry of Justice.

Section 4	Section 4
Directors and the Board of Directors	Directors and the Board of Directors
(Number of directors)	(Number)
Article 21	Article 19
There shall be 10 or fewer directors of the Company.	There shall be 12 or fewer directors of the Company.
(Method of electing directors)	(Method of election)
Article 22	Article 20
Directors shall be elected at the meeting of shareholders.	(No Amendment)
2. Election of directors shall be made by a majority vote of shareholders at a meeting constituting a quorum of shareholders representing one-third of voting rights.	2. (No Amendment)
3. There shall not be cumulative voting with respect to resolution of election of directors.	3. There shall not be cumulative voting with respect to election of directors.
(Directorship terms)	(Terms)
Article 23	Article 21
Directorship terms shall be until the end of the regular shareholder meeting held relating to the final fiscal year that ends within a year after such director’s election.	Directorship terms shall be until the end of the regular shareholder meeting held relating to the final fiscal year that ends within two years after such director’s election.
(Newly added)	2. Terms for additional directors or substitute directors shall be until the end of the term of elected directors.
(Chairman of the board of directors)	(Representative director and titles)
Article 24	Article 22
One Chairman of the Board of Directors can be selected by a resolution of the Board of Directors.	A representative director shall be selected by the Board of Directors.

(Newly added)
2. One Chairman of the Board, one Vice-Chairman of the Board, one President, and one Board Counsel may be appointed, and several Vice-Presidents, Senior Managing Directors, and Executive Directors may be selected by a resolution of the Board of Directors.

(People with rights to convene the meeting of the Board of Directors and the chairperson for meetings of the Board of Directors)	(People with rights to convene the meeting of the Board of Directors and the chairperson for meetings of the Board of Directors)
Article 25	Article 23
The Board of Directors shall be convened by the Chairman of the Board, who shall also chair the meeting of the Board of Directors, unless otherwise set forth in laws and ordinances.	The Board of Directors shall be convened by the President, who shall also chair the meeting of the Board of Directors, unless otherwise set forth in laws and ordinances.
2. If the Chairman of the Board is unavailable due to unavoidable reasons, or if a Chairman of the Board is not selected by the Board, another director shall be appointed to fulfill that role by the Board of Directors following a predetermined order.
2. If the President is unavailable due to unavoidable reasons, another director shall fulfill that role, in a predetermined order determined by the Board of Directors.
3. Notwithstanding clause 2 above, directors who are members of each committee stipulated in Article 32, and persons nominated by such committee, may convene a meeting of the Board of Directors.	(Deleted)
4. Notwithstanding Items 1 and 2, above, an executive officer may demand that a meeting of the Board of Directors is convened, as set forth in laws and ordinances.	(Deleted)
(Procedures for convening meetings of the Board of Directors)	(Notifications of convening meetings of the Board of Directors)
Article 26	Article 24
Notifications of meetings of the Board of Directors shall be issued two days prior to the day of the meeting. However, if the situation is an emergency, this period may be shortened.	Notifications of meetings of the Board of Directors shall be issued to each director and each auditor three days prior to the day of the meeting. However, if the situation is an emergency, this period may be shortened.
(Newly added)	2. When there is agreement from all directors and auditors, meetings of the Board of Directors may be held without following procedures for convening a meeting.

(Method of making decisions at meetings of the Board of Directors, and other items)	(Method of making decisions at meetings of the Board of Directors, and other items)
Article 27	Article 25
Decisions of the Board of Directors shall be made by a majority vote of directors at a meeting constituting a quorum of majority directors entitled to vote.	(No Amendment)
2. The Company shall deem an expression of agreement by all Directors (limited to those Directors who are entitled to vote on the relevant decision) in writing or electronic form to constitute a resolution at a meeting of the Board of Directors.

2. The Company shall deem an expression of agreement by all Directors (limited to those directors who are entitled to vote on the relevant decision) in writing or electronic form to constitute a resolution at a meeting of the Board of Directors.  However, this shall not apply if an auditor raises an objection to the relevant decided item.

(Minutes of meetings of the Board of Directors)
Article 28	(Deleted)
Minutes of meetings of the Board of Directors, including the time, date and location of the meeting, the matters discussed, and the results thereof, shall be kept in written or electronic form, as stipulated by the Ministry of Justice.

(Rules of the Board of Directors)	(Regulations of the Board of Directors)
Article 29	Article 26
Items related to the Board of Directors shall, in addition to those stipulated by law and ordinances and this Charter, be governed by the rules determined by the Board of Directors.	Items related to the Board of Directors shall, in addition to those stipulated by law and ordinances and this Charter, be governed by the regulations determined by the Board of Directors.
(Director compensation)	(Compensation, etc.)
Article 30	Article 27
Director compensation shall be as decided by the Compensation Committee.
Director compensation, bonuses, and other financial benefits that directors receive from the Company as consideration for executing their duties (hereinafter “compensation, etc.”) shall be determined at the meeting of the shareholders.

(External directors and limited liability agreements)	(Limited liability of directors)
Article 31	Article 28
(Newly added)
The Company may, per Article 426, Item 1 of the Companies Act, exempt directors (including former directors) from liability for negligence of duties against the Company within the limits prescribed by laws and ordinances, through the resolution of the Board of Directors.

The Company may, per Article 427, Item 1 of the Companies Act, enter into agreements with external directors limiting their liability due to negligence of duties.  However, the amount of limitation under such agreements shall be as prescribed by laws and ordinances.

2. The Company may, per Article 427, Item 1 of the Companies Act, enter into agreements with external directors limiting their liability against the Company due to negligence of duties.  However, the amount of limitation under such agreements shall be as prescribed by laws and ordinances.

Section 5	(Deleted)
The nominating committee, audit committee, and compensation committee
(Establishment of each committee)
Article 32	(Deleted)
The Company shall have a nominating committee, audit committee, and compensation committee.
2. The directors that make up each committee shall be selected by the Board of Directors.
(Method of decision-making at each committee)
Article 33	(Deleted)
Decisions of each committee shall be made by a majority vote of committee members at a meeting constituting a quorum of majority of committee members.
(Meeting minutes for each committee)

Article 34	(Deleted)
Minutes of meetings of the committees, including the time, date and location of the meeting, the matters discussed, and the results thereof, shall be kept in written or electronic form, as stipulated by the Ministry of Justice.
2. Directors may view or make copies of meeting minutes of committees, even if they are not members of a given committee, as stipulated by laws and ordinances.
(Rules for each committee)
Article 35
Items related to each committee shall, in addition to those stipulated by law and ordinances and this Charter, be governed by the rules determined by such committee.	(Deleted)
(Newly added)	Section 5
Auditors and the Board of Auditors
(Number of members)
(Newly added)	Article 29
There shall be seven or fewer auditors of the Company.
(Method of nomination)
(Newly added)	Article 30 Auditors shall be elected at shareholder meetings.
2. Election of auditors shall be made by a majority vote of shareholders at a meeting constituting a quorum of shareholders representing one-third of voting rights.
(Effectiveness of preliminary selection of substitute auditor)
Article 31
Preliminary selection of substitute auditors shall be effective until the start of the regular shareholder meeting relating to the last fiscal year within the four years following their selection.
(Newly added)	(Term)

(Newly added)	Article 32
The term of auditors shall be until the end of the regular shareholders meeting relating to the last fiscal year within four years after their election.
2. The term of substitute auditors shall be until the end of the term of the auditors they were replacing.
(Full-time auditors)
(Newly added)	Article 33
Full time auditors shall be selected by a resolution of the Board of Auditors.
(Notification of convening a meeting of the Board of Auditors)
(Newly added)	Article 34
Notifications of a meeting of the Board of Auditors shall be sent to each auditor within three days of the meeting. However, if there is an emergency situation, this period may be shortened.
2. If all auditors agree, a meeting of the Board of Auditors may be held without following procedures of convening a meeting. (Board of Auditors rules)
(Newly added)	Article 35
Rules related to the Board of Auditors shall be, in addition to those stipulated by laws and ordinances and this Charter, governed by the rules determined by the Board of Auditors. (Compensation)
(Newly added)	Article 36
Auditor compensation shall be as set forth at shareholder meetings. (Exemption of liability of auditors)
(Newly added)	Article 37
The Company may, per Article 426, Item 1 of the Companies Act, exempt auditors (including former auditors) from liability for negligence of duties against the Company within the limits prescribed by laws and ordinances, through the resolution of the Board of Directors.

2. The Company may, per the stipulations of Article 427, Item 1 of the Companies Act, enter into agreements with outside auditors limiting their liability against the Company due to negligence of duties. However, the amount of limitation under such agreements shall be as prescribed by laws and ordinances.
Section 6 Executive Officers	(Deleted)
(Executive officer authority)
Articles 36 - 38
(Omitted)	(Deleted)
Section 7 Accounting auditor	Section 6 Accounting auditor
(Election of accounting auditor)	(Method of election)
Article 39	Article 38
The accounting auditor shall be elected at a general meeting of shareholders.	(No amendment)
(Term of the accounting auditor)	(Term)
Article 40	Article 39
The term of the accounting auditor shall be until the end of the regular shareholder meeting relating to the last fiscal year that ends within a year after such accounting auditor’s election.	(No amendment)
2. The accounting auditor shall be deemed to be re-elected at the relevant regular shareholder meeting unless there is a separate decision taken at the regular shareholder meeting as set forth in the previous clause.
(No amendment)
(Accounting auditor compensation)	(Compensation)
Article 41	Article 40
Accounting auditor compensation, etc. shall be set by the representative director with agreement of the Audit Committee.	Accounting auditor compensation, etc. shall be set by the representative director with agreement of the Board of Auditors.

(Newly added)	(Exemption from liability of accounting auditors)
Article 41
The Company may, per Article 426, Item 1 of the Companies Act, exempt accounting auditors (including former accounting auditors) from liability for negligence of duties against the Company within the limits prescribed by laws and ordinances, through the resolution of the Board of Directors.
2. The Company may, per the stipulations of Article 427, Item 1 of the Companies Act, enter into agreements with external accounting auditors limiting their liability against the Company due to negligence of duties. However, the amount of limitation under such agreements shall be as prescribed by laws and ordinances.
Section 8 - Accounting	Section 7 - Accounting
(Fiscal year)	(Fiscal year)
Article 42	Article 42
The Company’s fiscal year shall run from January 01 to December 31 of each year.	The Company’s fiscal year shall run one year from January 01 to December 31 of each year.
(Bodies making decisions on matters such as paying dividends from surplus capital)
Article 43	(Deleted)
The Company shall determine matters related to Article 459, Item 1 of the Companies Act, such as the payment of dividends, through a resolution of the Board of Directors unless stipulated otherwise by laws and ordinances.

2. The Company may not determine matters in the previous clause at a shareholder meeting.
(Record date for payment of dividends from surplus funds)	(Dividends from surplus funds)
Article 44	Article 43
The Company may pay dividends out of surplus funds to shareholders and registered share right holders recorded or registered in the latest shareholder register as of December 31 of each year.	Dividend payments from surplus funds shall be made to shareholders and registered share right holders recorded or registered in the latest shareholder register as of December 31 of each year.

2. The Company may pay dividends out of surplus funds to shareholders and registered share right holders recorded or registered in the latest shareholder register as of June 30 of each year.	(Deleted)
3. The Company may, separately from clause 2 above, set the date on which to make dividend payments from surplus funds.	(Deleted)

Proposed Charter  Amendments
 (as of the Effective Date of the Merger)

Current Charter	Proposed Amendments
Section 1 General Principles	Section 1 General Principles
(Company name)	(Company name)
Article 1	Article 1
The Company shall be known as Shoei Co., Ltd.	The Company shall be known as Hulic Co., Ltd.
Article 2	Article 2
(Omitted)	(No Amendment)
(Location of headquarters)	(Location of headquarters)
Article 3	Article 3
The Company’s headquarters shall be in Chiyoda-Ku of Tokyo.	The Company’s headquarters shall be in Chuo-Ku of Tokyo.
Articles 4 - 5	Articles 4 - 5
(Omitted)	(No Amendments)
Section 2 Shares	Section 2 Shares
(Total number of issuable shares)	(Total number of issuable shares)
Article 6	Article 6
The total number of issuable shares of the Company is 118,580,000.	The total number of issuable shares of the Company is 1,800,000,000.
Articles 7 - End	Articles 7 – End
(Omitted)	(No Amendments)
(Newly Added)	Supplementary provisions
(Newly Added)	Article 1

1. Amendments to Articles 1, 3, and 6 shall become operative on the effective date of the merger which is the subject of resolution Item 2 to be resolved at the 82nd Ordinary General Meeting of Shareholders.

2. These supplementary provisions shall be deleted after the effective date of the merger referenced in the clause above.

ii. Market on which the merger consideration will be traded

　1st Section of the Tokyo Stock Exchange

iii. Entities acting as intermediaries, agents, and representatives in the trading of the merger consideration

　Brokers nationwide

iv. Items related to market value of the merger consideration

　With respect to the value of the common stock of Shoei, which is the merger consideration, the average closing prices per share on the Tokyo Stock Exchange in the 1 month, 3 month, and 6 month periods ending on the day prior to the entry into the Merger Agreement are as follows:

	1 month period	3 month period	6 month period
Average Closing Price	325.3 yen	463.7 yen	542.1 yen

For additional details, please see the homepage of the Tokyo Stock Exchange (http://www.tse.or.jp/).

3. Items related to suitability of decisions concerning share warrants in conjunction with the absorption Merger

The Company and Shoei, after discussion, agreed that for each unit of “14th Series of Stock Warrants of Hulic” issued in accordance with the General Meeting of Shareholders of the Company held on March 27, 2008, and the meeting of the Board of Directors of the Company held on the same day (the “Hulic Share Warrants”) and held by unitholders, Shoei will exchange one unit of Shoei’s stock warrants (the “14th Series of Share Warrants of Hulic” as described in the appendix to the Merger Agreement).

The Company has determined that this treatment was appropriate from the perspective of equally respecting the rights of the Company’s shareholders and stock warrant holders since Hulic Share Warrants will be exchanged for the same number of and the same type of warrants of Shoei, assuming the merger is consummated using the Merger Ratio set forth in the above in 1.i.a.

4. Items Related to Shoei’s Final Fiscal Year Financial Statements

　　Enclosed herein as a separate attachment to these reference materials.

5. Disposal of significant properties, taking of significant loans and other events affecting the Company and Shoei that may have a material effect on the status of its assets following the last day of the previous fiscal year

i. The Company

The Company and Shoei entered into the Merger Agreement on February 2, 2012, which is after the last day of the last fiscal year of the Company.  Furthermore, the Company’s Board of Directors on February 2, 2012 resolved to start reconstruction of Hulic Shinjuku Building in Shinjuku ku, Tokyo.  This is to improve efficiency of fixed assets utilization through active reconstruction of its real estate holdings.  The reconstruction will lead to an extraordinary loss such as loss on retirement of fixed assets in the amount of about 3.5 billion yen.  The Company intends to pay an end-of-year dividend of 6 yen per share of common stock for the year ending December 31, 2011 (record date:  December 31, 2011) and an interim dividend of 6 yen per share of common stock for the fiscal half ending June 30, 2012 (record date:  June 30, 2012).

ii. Shoei

Shoei and the Company have concluded the Merger Agreement on February 2, 2012, which is after the last day of the last fiscal year of Shoei.  Shoei was in breach of a financial covenant associated with its syndicated loan agreement (excerpt:  “[M]aintain net assets as accounted for on the consolidated balance sheets of the Company as of June 30 and December 31 of each year, but excluding the value of valuation adjustments in other marketable securities, at a level that is at least 75% of net assets, respectively, as of June 30 and December 31 of the previous year and in any case at no less than ¥28.8 billion”), but Shoei received written waivers of the financial convent from the financial institutions participating in the syndicated loan so long as the merger with the Company continues to proceed.  There was 31.1 billion yen outstanding under the syndicated loan agreement as of December 31, 2011.

- - - - - - - -

(Notes)

BofA Merrill Lynch has made qualitative judgments as to the significance and relevance of each analysis and each factor considered in the course of preparing its report of the findings of its analyses.  Accordingly, the analyses conducted and opinion prepared by BofA Merrill Lynch must be considered in their entirety and selecting certain portions of such analyses or certain factors, without considering all analyses and factors, could create an incomplete or incorrect view of the processes underlying such report.  In its analyses, BofA Merrill Lynch made numerous assumptions including with respect to the Company, Shoei and their affiliates, industry performance and regulatory environment, general business, economic, market and financial conditions, many of which are beyond the control of the Company and Shoei and involve the application of complex methodologies and educated judgment.  No company used in any analysis as a comparable company is identical to either the Company or Shoei.  The analyses of such companies are not appraisals of the value of businesses, companies or securities, and the ranges of share value resulting from such analyses may not indicate the present or future prices at which such businesses, companies or securities may actually be sold.  Such present or future prices may be significantly different from those suggested by those analyses.  Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.  In providing its fairness opinion and conducting the analysis, BofA Merrill Lynch has assumed, at the direction of Shoei, that the common stock of the Company will be diluted under certain assumptions as a result of the conversion of certain outstanding warrants into common stock of the Company, but that the common stock of Shoei will not be diluted on the assumption that the holders of outstanding warrants issued by Shoei will relinquish such warrants by the effective date of the Merger.  BofA Merrill Lynch expresses no view or opinion as to the existence or the timing of the exercise of the rights by the holders of any warrants.

With respect to the real estate (including those properties held in trust) owned by the Company, Shoei and their respective affiliates, BofA Merrill Lynch has reviewed, without independently verifying the content of, the real estate appraisal report provided by Shoei.  BofA Merrill Lynch has not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, Shoei or their respective affiliates, nor has BofA Merrill Lynch performed any physical inspection of the properties or assets of the Company, Shoei or their respective affiliates.  BofA Merrill Lynch has not evaluated the solvency or fair value of the Company or Shoei under any laws relating to bankruptcy, insolvency or similar matters.  BofA Merrill Lynch has also assumed, with Shoei’s permission, that certain accounting and tax-related procedures will be followed in connection with the Merger, and that the Merger will not be a taxable transaction for either the Company or Shoei.  BofA Merrill Lynch has also assumed, at the direction of Shoei, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on the Company, Shoei or the contemplated benefits of the Merger.

Shoei has agreed to reimburse BofA Merrill Lynch’s expense and indemnify BofA Merrill Lynch against certain liabilities arising out of its engagement.  BofA Merrill Lynch’s ultimate parent company, Bank of America Corporation, and its affiliates comprise a full service securities firm and commercial bank and, in addition to providing financial advisory services related to the Merger, may provide investment banking, corporate banking and other financial services to the Company and Shoei, and receive fees for the rendering of such services.  Further, in the ordinary course of business, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, purchase or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Shoei and their respective affiliates.

BofA Merrill Lynch’s analysis does not express any view or opinion as to any terms or other aspects of the Merger, including, without limitation, the form or structure of the Merger (except in regard to the Merger Ratio to be used for the Merger to the extent expressly set out in its fairness opinion).  BofA Merrill Lynch was not asked by Shoei to, and did not, solicit indications of interest or proposals from third parties regarding a possible integration with Shoei or any alternative transaction.  Its opinion is limited to the fairness, from a financial perspective, to Shoei of the Merger Ratio, and does not express any opinion or view with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party.  Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions or the underlying business decision of Shoei to effect the Merger.  BofA Merrill Lynch is not expressing any opinion or views as to the value that the common stock of Shoei actually will be when issued or the prices at which shares of common stock of the Company or Shoei will trade at any time, including following announcement or consummation of the Merger, or as to the appropriateness of the trade of any such shares.

BofA Merrill Lynch does not provide advice on any legal, accounting or tax matters.

- - - - - - - -

Item 3 Partial Amendment to the Charter

(1) Reason for the proposal

　The number of directors shall be raised from 9 to 12 in order to strengthen the management structure. (Article 19 of the current Charter)

(2) Contents of the amendment

　The contents of the amendment are the following:

Current Charter	Proposed Amendment
(Number of directors)	(Number of directors)
Article 19 The number of directors of the Company shall be 9 or less.	Article 19 The number of directors of the Company shall be 12 or less.

Item 4   Appointment of Eight Directors

　The terms of seven directors will expire at the end of this Meeting.  Accordingly, and in order to strengthen the Company’s management structure, the Company will increase the number of directors by 1 director, and as such, the Company would like to nominate 8 directors.

Director nominees are as follows:

Nominee Number	Name (date of birth)	Employment History, Position with Company, Duties and Major Concurrent Positions Held		No. of Shares of Company Held
		May 1993	The Fuji Bank, Limited, General Manager, Meguro Branch
		May 1995	The Fuji Bank, Limited, General Manager, Sukiyabashi Branch
		June 1998	The Fuji Bank, Limited, Director and General Manager, Corporate Development Division
1	Saburo Nishiura (June 10, 1948)	May 1999	The Fuji Bank, Limited, Director and General Manager, Corporate Banking Division No. 1	96,700 shares
		August 2000	The Fuji Bank, Limited, Executive Managing Officer, Head of Corporate Group and General Manager, Corporate Development Department
		April 2002	Mizuho Bank, Ltd., Executive Managing Officer
		April 2004	Mizuho Bank, Ltd., Director and Deputy President
		March 2006	Hulic Co., Ltd., President and Representative Director (current position)
		October 1997	The Fuji Bank, Limited, General Manager, Otsuka Branch
2	Hidehiro Shiga (September 26, 1955)	January 2002	The Fuji Bank, Limited, General Manager, Facilities Management Office of the Administration Division	45,000 shares
		April 2002	Mizuho Bank, Ltd., Deputy General Manager, Administration Division

Nominee Number	Name (date of birth)	Employment History, Position with Company, Duties and Major Concurrent Positions Held		No. of Shares of Company Held
		January 2005	Mizuho Bank, Ltd., General Manager, Affiliated Operations Department
		March 2006	Hulic Co., Ltd., Representative Director and Senior Executive Director
		July 2006	Hulic Co., Ltd., Representative Director and Senior Executive Managing Officer (current position)
		April 1997	Taisei Corporation, Deputy Director of Head Office Sales
		April 2002	Taisei Corporation, Director of Project Division of Urban Development Group
3	Shinji Furuichi (March 5, 1950)	April 2007	Hulic Co., Ltd., Executive Managing Officer, and General Manager of Real Estate Development Department 2	38,000 shares
		July 2007	Hulic Co., Ltd., Director and Managing Officer
		March 2008	Hulic Co., Ltd., Director and Executive Managing Officer
		April 2010	Hulic Co., Ltd., Director and Senior Executive Director (current position)
		October 1998	The Fuji Bank, Limited, General Manager, Shonandai Branch
4	Takanobu Shimizu (October 18, 1955)	February 2001	The Fuji Bank, Limited, Senior Vice President, Credit Division	5,500 shares
		October 2002	Mizuho Bank, Ltd., General Manager, Setagaya Branch

Nominee Number	Name (date of birth)	Employment History, Position with Company, Duties and Major Concurrent Positions Held		No. of Shares of Company Held
		April 2005	Mizuho Bank, Ltd., General Manager, Osaka Branch
		July 2007	Senshu Trading Co., Ltd., Director and President
		July 2010	Hulic Co., Ltd., Director and Senior Executive Director (current position)
		July 2005	Taisei Corporation, Head Supervisor of Public Works Department of Headquarters
		October 2007	Entered Hulic Co., Ltd.
5	Takaya Maeda (March 15, 1962)	June 2008	Hulic Co., Ltd., General Manager of Real Estate Development Department 2	11,000 shares
		March 2009	Hulic Co., Ltd., Director and General Manager of Real Estate Development Department 2
		October 2010	Hulic Co., Ltd., Director and Head of Corporate Planning Dept. (current position)
		April 1990	Keio University Law Department Professor, Master of Law (current position)
		April 2003	Registration as Attorney-at-Law
6	Tsukasa Miyajima (August 23, 1950)	April 2004	Non-Life Insurance Rating Organization of Japan, Director (current position)	4,400 shares
		May 2005	Keio University, Board of Athletics, Director (current position)
		June 2007	Meiji Yasuda Life Insurance Company, Trustee (current position)
		July 2008	Hulic Co., Ltd., Management Advisory Committee Member (current position)

Nominee Number	Name (date of birth)	Employment History, Position with Company, Duties and Major Concurrent Positions Held		No. of Shares of Company Held
		March 2009	Hulic Co., Ltd., Outside Director (current position)
		October 2010	Japan Association of Private Law, Director (current position)
		April 1984	Registration as Attorney-at-Law
		May 1998	Taiyo Chemical Co., Ltd., Outside Auditor (current position)
		June 2004	SATO Corporation Ltd., Outside Director (current position)
7	Hideo Yamada (January 23, 1952)	March 2006	Lion Corporation, Ltd., Outside Director (current position)	4,400 shares
		June 2007	Ishii Food Co., Ltd., Outside Auditor (current position)
		June 2007	Mikuni Corporation, Outside Auditor (current position)
		July 2008	Hulic Co., Ltd., Management Advisory Committee Member (current position)
		March 2009	Hulic Co., Ltd., Outside Director (current position)
		March 2011	Seibu Lions Co., Ltd, Outside Auditor (current position)
		April 1985	Central Japan Broadcasting Company Ltd.
*8	Atsuko Fukushima	April 1988	NHK Contract Newscaster
	(January 17, 1962)	October 1993	TBS Contract Newscaster	-
		April 2006	Shimane University, Management Cooperation Committee member (current position

(Note) 1.	Director candidates marked with an asterisk (*) are newly nominated director candidates.

2.	No director candidate above is a related party of or has a material relationship with the Company.

3.	Mr. Tsukasa Miyajima, Mr. Hideo Yamada and Ms. Atsuko Fukushima are outside director candidates.

4.	The reasons for the nomination of Mr. Tsukasa Miyajima, Mr. Hideo Yamada and Atsuko Fukushima as outside director candidates are as follows:

Although Mr. Tsukasa Miyajima has never been involved in the management of a company except as an outside director in the past, he is recommended as an outside director candidate because his broad experience and deep insight as a legal expert is expected to be utilized in the management of the Company and we believe that he will fulfill his duties properly as an outside director.

Although Mr. Hideo Yamada has never been involved in the management of a company except as an outside director or outside auditor in the past, he is recommended as an outside director candidate because his deep insight as a legal expert and experience serving as an outside director of other corporations is hoped to be reflected in the management of the Company and we believe that he will fulfill his duties properly as an outside director.

Although Ms. Atsuko Fukushima has never been involved in the management of a company, she has long experience in the broadcast industry and we believe that her broad views on social economics, environment and culture can be reflected in the Company’s management.

5.	Mr. Tsukasa Miyajima and Mr. Hideo Yamada are both currently serving as outside directors of the Company and their length in office will be 3 years as of the end of this Meeting.

6.	The outline of the liability limitation agreement with outside directors is as follows.

The Company has entered into the liability limitation agreements with Mr. Tsukasa Miyajima and Mr. Hideo Yamada, and plans to renew these agreements as set forth below should their reappointment be approved.  In addition, if Ms. Atsuko Fukushima is elected, the Company plans to enter into the same liability limitation agreement with her.

If the director causes the Company damages by failing to perform his duties as an outside director, such director shall be liable for damages within the scope of the applicable laws and regulations and the Company shall indemnify liability exceeding such damages if he performed his duty in good faith and without gross negligence.

7.
The Company has provided notification that Mr. Tsukasa Miyajima and Mr. Hideo Yamada are independent officers as defined by the Tokyo Stock Exchange. Should the appointment of both of these director candidates be approved, the Company plans to again provide notification of the independent status of these directors.

Item 5 Appointment of Four Auditors

The terms of four auditors will expire at the end of this Meeting.  Accordingly, the Company would like to nominate four auditors, including one new nominee.

We have obtained the approval of the Board of Auditors in connection with this proposal Item.

The auditor nominees are as follows:

Nominee Number	Name (date of birth)	Employment History, Position with Company, Duties and Major Concurrent Positions Held		No. of Shares of Company Held
		August 1995	The Fuji Bank, Limited, General Manager, Azabu Branch and General Manager, Hiroo Branch
		October 1999	The Fuji Bank, Limited, General Manager, Credit Division No. 2
		June 2001	The Fuji Bank, Limited, Executive Officer and General Manager, Credit Division No. 1
1	Yoshihiro Inoue (August 18, 1948)	March 2002	Hulic Co., Ltd., Corporate Auditor (current position)	15,200 shares
		June 2002	Tobishima Corporation, Representative Director, Managing Officer, and Vice President (current position)
(Major Concurrent Position Held)
Tobishima Corporation, Representative Director, Managing Officer, and Vice President (current position)
		January 1999	TOBU Department Store Co., Ltd. Representative Director and President (current position)
		April 2000	Institute for the Fashion Industries, Deputy Director (current position)
2	Koichi Nezu (May 16, 1950)	May 2002	The Nezu Museum, Head Director and Manager (current position)	-
		May 2003	TOBU Utsunomiya Department Store Co., Ltd., Representative Director, Chairman and President (current position)
		October 2007	Hulic Co., Ltd., Corporate Auditor (current position)

Nominee Number	Name (date of birth)	Employment History, Position with Company, Duties and Major Concurrent Positions Held		No. of Shares of Company Held
		July 2008	Hulic Co., Ltd., Management Advisory Committee Member (current position)
(Major Concurrent Position Held)
TOBU Department Store Co., Ltd., Representative Director and President
		March 1991	Registration as Certified Public Accountant
		December 1995	Established Kobayashi Accountant Office
		March 2005	Registration as Tax Accountant
3	Nobuyuki Kobayashi (June 12, 1963)	April 2007	National Institute for Environmental Studies, Secretary (current position)	4,400 shares
		July 2008	Hulic Co., Ltd., Management Advisory Committee Member (current position)
		March 2009	Hulic Co., Ltd., Corporate Auditor (current position)
		April 2010	Nagoya University of Commerce and Business Graduate School, Professor (current position)
		October 2011	Japan Arts Council, Secretary (current position)

Nominee Number	Name (date of birth)	Employment History, Position with Company, Duties and Major Concurrent Positions Held		No. of Shares of Company Held
		August 2000	The Fuji Bank, Limited, General Manager, Treasury Division
		May 2001	The Fuji Bank, Limited, General Manager, Derivatives Business Development Division
		April 2002	Mizuho Bank, Ltd., General Manager, Market Sales Division
*4	Manabu Yoshidome (August 28, 1953)	April 2004	Mizuho Bank, Ltd., General Manager, Human Resources Division	-
		April 2005	Mizuho Bank, Ltd., Executive Officer and General Manager, Human Resources Division
		March 2006	Mizuho Bank, Ltd., Managing Executive Officer
		April 2009	Mizuho Bank, Ltd., Director and Deputy President (current position)

(Note) 1.	Auditor candidates marked with an asterisk (*) are newly nominated auditor candidates.

2.	Mr. Manabu Yoshidome is scheduled to resign from his current position as of March 22, 2012.

3.	No auditor candidate above is a related party of or has a material relationship with the Company.

4.	Mr. Yoshihiro Inoue, Mr. Koichi Nezu, Mr. Nobuyuki Kobayashi and Mr. Manabu Yoshidome are all candidates for outside auditors.

5.	(1)
The Company chose Mr. Yoshihiro Inoue as an outside auditor candidate because he has long experience as a senior executive at a financial institution and a company listed on the First Section of the Tokyo Stock Exchange, and the Company believes he will be able to perform the role of outside auditor properly.

(2)
The Company chose Mr. Koichi Nezu as an outside auditor candidate because he has managed a major department store and the Company expects him to oversee management of the Company with an objective and neutral standpoint based on various corporate management experience and broad insight.

(3)
The Company chose Mr. Nobuyuki Kobayashi as an outside auditor candidate because he has specialized knowledge in accounting and tax as a certified public accountant and a licensed tax accountant.  The Company asks him to serve as an outside auditor as it believes he can provide objective and neutral audit.  Although he has not been involved in corporate management except for serving as an outside auditor since March, 2009, the Company believes he can serve the role as outside auditor properly for the reasons stated above.

(4)
The Company chose Mr. Manabu Yoshidome as an outside auditor candidate because the Company would like him to use his specialized knowledge and experience as well as broad insight after serving at a financial institution to strengthen the Company’s auditing system.

6.	Mr. Manabu Yoshidome is currently serving as Deputy President of Mizuho Bank, Ltd.

Mizuho Bank, Ltd. is a major office building tenant with respect to the Company’s real estate leasing business, as well as a main lender to the Company, and Mr. Yoshidome is currently designated as a special related person of the Company (under Article 2, Paragraph 3, Item 19 of the Enforcement Rules of the Companies Act of Japan).  Mr. Yoshidome is scheduled to resign from his current position with the Company as of March 22, 2012.

7.
Mr. Yoshihiro Inoue, Mr. Koichi Nezu and Mr. Nobuyuki Kobayashi are all currently serving as outside auditors of the Company and their length in office as of the end of this Meeting will be 10 years for Mr. Inoue, 4 years and 6 months for Mr. Nezu, and 3 years for Mr. Kobayashi.

8.	The outline of the liability limitation agreements with outside auditors are as follows.

The Company has entered into such agreements with Mr. Yoshihiro Inoue, Mr. Koichi Nezu and Mr. Nobuyuki Kobayashi, and the Company plans to renew these agreements as set forth below should their reappointment be approved.

If the auditor causes the Company damages by failing to perform his duties as an outside auditor, such auditor shall be liable for damages within the scope of the applicable laws and regulations and the Company shall indemnify liability exceeding such damages if he performed his duty in good faith and without gross negligence.

Item 6  Appointment of Two Substitute Auditors

As the effectiveness of appointment of Mr. Yasuyuki Hirota as substitute auditor will expire at the commencement of this Meeting,  the Company would like to nominate Mr. Hirota as substitute auditor once again in case the number of auditors falls below the legally required number of members.

In addition, in order to maintain an optimal audit structure, the Company would like to increase the number of substitute auditors to two, and as such would like to newly nominate one additional substitute auditor.

The effectiveness of the appointment of these substitute auditors may, during the period before their assumption of office, be cancelled through the resolution of the board of directors, with the approval of the Board of Auditors.

The Company has obtained the approval of the Board of Auditors in connection with this proposal Item.

The substitute auditor nominees are as below.  They are substitutes for outside auditors who are appointed upon the approval of proposal Item 5.  With regard to the order by which the substitute auditors shall become auditors, Mr. Yasuyuki Hirota shall be first, and Mr. Hisanori Ohara shall be second.

Nominee Number	Name (date of birth)	Employment History, Position, Duties and Major Concurrent Positions Held		No. of Shares of Shoei Held
		May 1992	The Fuji Bank, Limited, Representative Managing Director
1	Yasuyuki Hirota (November 7, 1939)	June 1995	Taisei Corporation, Director and Senior Executive Director	-
		April 2006	Taisei Corporation, Advisor (current position)
		June 2007	KYORIN Pharmaceutical Co., Ltd., Auditor (current position)
2	Hisanori Ohara (January 23, 1951)	April 2002	Mizuho Corporate Bank, Ltd., Executive Officer and General Manager, Otemachi Corporate Banking Division No. 2	-
		June 2003	Fuyo General Lease Co., Ltd., Executive Director and Head of Sales Development Department

Nominee Number	Name (date of birth)	Employment History, Position, Duties and Major Concurrent Positions Held		No. of Shares of Shoei Held
		May 2004	Fuyo General Lease Co., Ltd., Executive Director
		April 2009	Fuyo General Lease Co., Ltd., Managing Director (current position)
		February 2012	Fuyo General Lease Co., Ltd., Director (current position)

(Note) 1.	No substitute auditor candidate above is a related party of or has a material relationship with the Company.

2.	Mr. Yasuyuki Hirota and Mr. Hisanori Ohara are substitute candidates for outside auditors.

3.	The reasons for nominating candidates as substitute outside auditors are as follows.

The Company chose Mr. Yasuyuki Hirota as a candidate for substitute outside auditor is because we would like him to reflect his broad experience and considerable knowledge in management in general on our auditing system.

The Company chose Mr. Hisanori Ohara as a candidate for substitute outside auditor is because we believe he can properly perform the role from various experiences at financial institutions and broad insight in management in general.

4.
The Company has entered into liability limitation agreements with outside auditors, the outline of which is as follows.  We intend to conclude the same agreements with the substitute auditor candidates once they become outside auditors.

If the auditor causes the Company damages by failing to perform his duties as an outside auditor, such auditor shall be liable for damages within the scope of the applicable laws and regulations and the Company shall indemnify liability exceeding such damages if he performed his duty in good faith and without gross negligence.

Item 7 Revisions to Director and Auditor Compensation

With respect to amount of compensation for the Company’s directors and auditors,  the shareholders resolved at the Company’s Special Meeting of Shareholders held on December 8, 2006 to set the amount of director compensation at within 300 million yen annually, and auditor compensation at within 50 million yen annually.

Because of the increase in the number of directors through the approval of Proposal Item 3, improvement in the Company’s business performance and various increased responsibilities placed on the directors and auditors of the Company accompanying fluctuations in the economic climate after the previous approval of compensation, the Company would like to revise the amount of compensation for directors and auditors.

　      With respect to the amount of compensation, the Company would like to revise the amount of compensation (including bonuses) to within 450 million yen annually for directors (within 50 million yen annually for outside directors), and to within 100 million yen annually for auditors.  In addition, as has been up to this point, employee salaries of directors serving concurrently as employees are not included as part of director compensation.

Currently, the number of directors of the Company is 7 (with 2 outside directors) and the number of auditors is 4, but should proposal Item 4 obtain approval, the number of directors of the Company shall increase to 8 directors (with 3 outside directors).

Access Map to Meeting Location

Location	6-14-10 Ginza, Chuo-ku, Tokyo
Courtyard Marriott Ginza Tobu Hotel, 2F, “Sakura” Conference Room
Telephone: 03-3546-0111

Subway Access
■Tokyo Metro (Hibiya Line, Asakusa Line) Higashi-Ginza Station, 1 minute walk from exits A1 or A4
■Tokyo Metro (Marunouchi Line, Ginza Line) Ginza Station, 5 minute walk from exit A3